Exhibit 99.1

La Rosa Holdings Acquires Remaining 49% Interest in Profitable Brokerage with $5.1M Trailing Twelve Months Revenue

Prestige Ranked Third in Polk County, Florida by Agent Count and Total Real Estate Sales Volume Over the Last 12 Months

Celebration, FL – February 18, 2026 – La Rosa Holdings Corp. (NASDAQ: LRHC) (“La Rosa” or the “Company”), a real estate and PropTech enterprise, today announced that it has acquired the remaining 49% ownership interest in its franchisee, La Rosa Realty Lakeland LLC (doing business as La Rosa Realty Prestige) (“Prestige”). With this transaction, Prestige is now a wholly owned subsidiary of La Rosa. Prestige operates in Lakeland, Florida, with an additional branch office in Winter Haven, serving the broader Central Florida market. For the last 12 months, Prestige ranked third as a real estate brokerage based on its agent count and on its total real estate sales volume in Polk County, Florida1.

Prestige generated approximately $5.1 million in revenue for the trailing twelve months ended September 30, 2025 and reported positive net income during that period. The brokerage provides residential and commercial real estate services and offers coaching and support services to agents on a fee basis.

Joe La Rosa, CEO of La Rosa, commented, “This acquisition reflects our continued focus on strengthening our corporate-owned platform with profitable, market-leading operations. With 138 agents, 420 transactions completed last year, and strong revenue and profitability metrics, Prestige is a meaningful contributor to our Central Florida footprint. By acquiring the remaining ownership interest, we enhance operational alignment, improve integration across our platform, and position this office to further benefit from our technology, support infrastructure, and growth initiatives.”

About La Rosa Holdings Corp.

La Rosa Holdings Corp. (Nasdaq: LRHC) intends to transform the real estate industry by providing agents with flexible compensation options, including a revenue-sharing model or a fee-based structure with 100% commission. Powered by its proprietary technology platform, La Rosa aims to equip agents and franchisees with the tools they need to deliver exceptional service.

The Company offers both residential and commercial real estate brokerage services, as well as technology-driven products and support for its agents and franchise partners. Its business model includes internal services for agents and external offerings for the public, spanning real estate brokerage, franchising, education and coaching, and property management.

1 According to ratemyagent.com as of February 13, 2026

La Rosa operates 24 corporate-owned brokerage offices across Florida, California, Texas, Georgia, and Puerto Rico. La Rosa also started its expansion into Europe, beginning with Spain. Additionally, the Company has five franchised offices and branches and three affiliated brokerage locations in the U.S. and Puerto Rico. The Company also operates a full-service escrow settlement and title company in Florida.

For more information, please visit: https://www.larosaholdings.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations that are subject to various risks and uncertainties. Such statements include statements regarding the Company’s ability to grow its business and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to achieve profitable operations, customer acceptance of new services, the demand for the Company’s services and the Company’s customers' economic condition, the impact of competitive services and pricing, general economic conditions, the successful integration of the Company’s past and future acquired brokerages, the effect of the recent National Association of Realtors' landmark settlement on our business operations, and other risk factors detailed in the Company's filings with the United States Securities and Exchange Commission (the "SEC”). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other reports and documents that we file from time to time with the SEC. Forward-looking statements contained in this press release are made only as of the date of this press release, and La Rosa does not undertake any responsibility to update any forward-looking statements in this release, except as may be required by applicable law. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

For more information, contact: info@larosaholdings.com

Investor Relations Contact:

Crescendo Communications, LLC

David Waldman/Natalya Rudman

Tel: (212) 671-1020

Email: LRHC@crescendo-ir.com